Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-167412) and Form S-8 (Nos. 333-37238, 333-90129, 333-104416, 333-107793, 333-59212, 333-135282, 333-141600, 333-154775, 333-164294, 333-167846, 333-175053 and 333-175819) of Allscripts Healthcare Solutions, Inc. of our report dated February 28, 2011, except for the change in the composition of reportable segments discussed in Note 15 to the consolidated financial statements, as to which the date is March 11, 2013, relating to the financial statements and financial statement schedule, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

March 11, 2013